Exhibit 99.3

                 FiberCore Comments on Contract Discussions and
                      Revises Financial Guidance For 2001

CHARLTON, Mass., Aug. 30 /PRNewswire/ -- FiberCore, Inc. (Nasdaq: FBCE - news), a leading manufacturer and global supplier of optical fiber and preform for the telecommunication and data communications markets, today provided an update on the progress of contract discussions with one of its larger South American customers, which is currently in breach of its contract. The Company has also revised financial guidance and expects 2001 revenue growth of between 70% and 85% over 2000 levels, compared to the 100% growth projected in the Company's May 7, 2001 press release.

Contract Discussions

Negotiations have been progressing on the repayment plan between FiberCore and one of its large South American customers regarding its $5.8 million breach of contract. The breach consists of $2.8 million in past due accounts receivable and $3.0 million in advance payments toward the future purchase of products to help support capacity expansion in Brazil. While FiberCore continues to expect an amicable resolution without substantial diminution of its contractual rights, it is prepared to commence legal proceedings if necessary. The negotiations were delayed for the last two weeks at the customer's request and are scheduled to resume next week.

Revised Financial Guidance

Accordingly, FiberCore is revising its guidance for 2001. Management currently expects revenue to increase approximately 70 to 85% over 2000 revenue of $36.9 million. The Company believes it will meet its target of a year-end gross margin of at least 35%. The low end of the revenue range assumes a total loss of the South American customer that is in breach of contract with no product sales to new customers; however, the Company believes this possibility is highly remote at this time. The high end of the revenue range assumes product sales to new customers at current prices but does not include the receipt of any proceeds from the South American customer on breach of contract. FiberCore expects the impact of the South American situation to be felt primarily in the third quarter, with fourth quarter results benefiting from the full effect of the shifts in product mix and customers. In 2002, revenue growth is still expected to at least double that of 2001, with improving gross margins.

"We are taking a slightly more conservative stance on capacity expansion given today's environment and have also factored in more conservative assumptions on pricing and margins," commented Dr. Mohd Aslami, President and CEO. "Nevertheless, we consider our strong growth in 2001 to still be a significant achievement compared to the flat or negative growth recently projected by industry leaders. We continue to see significant opportunities for FiberCore over the longer term. We are in discussions with entities in several countries to locate new facilities. In addition, continuing global diversification and our expanding customer base, coupled with the flexibility of our technology have enabled us to respond to changes in regional demand. This flexibility, as well as our strong customer relationships make us confident in the success of our long term growth plan."

Approximately two-thirds of production originates from FiberCore's Brazilian facility and approximately one-third from its Jena, Germany plant; however, shipments are more globally dispersed. While a significant portion of the company's Brazilian capacity is sold within Brazil, more than 50% of its end product is ultimately shipped for use outside of South America, which is consistent with FiberCore's long-term strategy of targeting the global market. Correspondingly, FiberCore is increasing its export to regions outside of South America where the demand for fiber remains strong. In addition, the demand for multi-mode fiber continues to increase globally, and is being addressed by on-going capacity expansion.

Clarification to August 23, 2001 Press Release

On August 23, FiberCore announced a $28 million contract revision with one of the Company's South American customers to add a 30% "take or pay" provision to an existing contract, which had no such provision. This contract was not with the customer currently in discussions regarding its breach of contract. By adding such a provision to a contract, the Company obtains a significantly stronger purchase commitment. These commitments from FiberCore's customers significantly strengthen the backlog while supporting the Company's capacity expansion plans. Approximately 65% of FiberCore's $320 million backlog at June 30, 2001 was in "take or pay" contracts.
FiberCore, Inc. develops, manufactures and markets single-mode and multimode optical fiber preforms and optical fiber for the telecommunications and data communications markets. In addition to its standard multimode and single-mode fiber, FiberCore also offers various grades of fiber for use in laser-based systems, to help guarantee high bandwidths and to suit the needs of Feeder Loop (also known as Metropolitan Area Network), Fiber-to-the Curb, Fiber-to-the Home and Fiber-to-the Desk applications. Manufacturing facilities are presently located in Jena, Germany and Campinas, Brazil. For more information about the company, its products, or shareholder information please visit our Website at: www.FiberCoreUSA.com or contact us at: Phone -- 508-248-3900 or by FAX -- 508-248-5588 or E-Mail: sales@FiberCoreUSA.com; investor_relations@FiberCoreUSA.com

Except for the historical matters discussed above, the statements in this press release are forward looking and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. They are based on the Company's current expectations and are subject to a number of risks and uncertainties. Actual results may differ materially from those projected as a result of certain general economic and business conditions; loss of market share through competition; introduction of competing products by other companies; changes in industry capacity; pressure on prices from competition or from purchasers of the Company's products; availability of qualified personnel; the delivery of an ability to commission new equipment as scheduled; ability to obtain required financing; dependence on a limited number of raw material suppliers; the loss or reduced creditworthiness of any significant customers; and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.